November 7, 2025
Selected International Fund
2949 E. Elvira Road, Suite 101
Tucson, AZ 85756

Davis International Fund
2949 E. Elvira Road, Suite 101
Tucson, AZ 85756

Re:
Reorganization Agreement – Tax Matters
Ladies and Gentlemen:
You have requested our opinion concerning certain United States (“U.S.”) federal income tax consequences of transactions contemplated in the Agreement and Plan of Reorganization dated as of July 1, 2025 (the “Reorganization Agreement”) entered into by and between Selected International Fund, Inc., a Maryland corporation (“Target Entity”) on behalf of its series, Selected International Fund (the “Target Fund”) and Davis New York Venture Fund, Inc., a Maryland corporation (“Acquiring Entity”) on behalf of its series, Davis International Fund (the “Acquiring Fund”). This opinion as to certain U.S. federal income tax consequences of the Reorganization (as defined below) is furnished to you pursuant to Section 8.4 of the Reorganization Agreement. Unless otherwise indicated, capitalized terms shall have the meanings provided in the Reorganization Agreement.

Pursuant to the Reorganization Agreement, the Target Fund will transfer all of its assets to the Acquiring Fund solely in exchange for (i) the assumption of the Target Fund's liabilities, and (ii) the issuance by the Acquiring Fund to the Target Fund of shares of beneficial interest of the Acquiring Fund. Following receipt of such shares, the Target Fund will distribute to the Target Fund's shareholders such shares of the Acquiring Fund in exchange solely for shares of beneficial interest of the Target Fund and in complete liquidation of the Target Fund. The foregoing steps shall be referred to collectively as the “Reorganization.”

The opinions expressed herein are based solely upon current law, including the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, current positions of the Internal Revenue Service (the “IRS”), and existing judicial decisions.

In rendering our opinion, we have reviewed and relied upon: (i) the Reorganization Agreement; (ii) the combined Information Statement and Prospectus on Form N-14 filed by the Acquiring Fund Registrant with the Securities and Exchange Commission in connection with the Reorganization; (iii) certain representations concerning the Reorganization made to us by Target Entity on behalf of the Target Fund, and by the Acquiring Entity on behalf of the Acquiring Fund,

Selected International Fund
Davis International Fund
November 7, 2025

in letters dated on or about the date hereof (the “Representation Letters”); (iv) such other documents, financial and other reports that we deemed relevant or appropriate; and (v) the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service (the “Service”) contained in revenue rulings and procedures, and such other statutes, regulations, rulings and decisions as we deemed material to the preparation of this opinion letter. For purposes of this opinion, we have assumed that the representations and warranties set forth in the Reorganization Agreement and the representations made in the Representation Letters are true and correct and that the conditions to the parties’ obligations under the Agreement will be satisfied and the parties will comply with their respective covenants thereunder. To the extent that any of the representations or warranties in the Reorganization Agreement or any of the representations in either of the Representation Letters are inaccurate, the conclusions set forth herein may also become inaccurate, or may no longer apply.

In formulating our opinion, we have examined originals or copies, identified to our satisfaction, of documents and other instruments that we have deemed necessary or appropriate for purposes of this opinion. In performing such examination, we have assumed the authenticity of all documents submitted to us as copies, the authenticity of the originals of such documents, the genuineness of all signatures and the correctness of all representations made therein, without regard to any qualifications on the basis of knowledge, belief, intent or materiality. We cannot and do not represent that we checked the accuracy or completeness of, or otherwise independently verified, any of the various statements of fact contained in such documents and in documents incorporated by reference therein. If any of our assumptions described above are untrue for any reason or if the Reorganization is consummated in a manner that is different from the manner in which it is described in the Reorganization Agreement, or if there are documents or understandings between the parties that would alter or are inconsistent with the statements made therein, our opinions expressed below may be adversely affected and may not be relied upon.

Based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:

  The acquisition by the Acquiring Fund of all of the assets of the Target Fund, as provided for in the Reorganization Agreement, in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of the liabilities of the Target Fund, followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund shares in complete liquidation of the Target Fund, will qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and the Target Fund and the Acquiring Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

  No gain or loss will be recognized by the Target Fund upon the transfer of all of its assets to the Acquiring Fund solely in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, pursuant to Section 361(a) and Section 357(a) of the Code.

  Selected International Fund
  Davis International Fund
  November 7, 2025

  No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Target Fund in exchange solely for the assumption of the liabilities of the Target Fund and issuance of the Acquiring Fund shares pursuant to Section 1032(a) of the Code.

  No gain or loss will be recognized by the Target Fund upon the distribution of the Acquiring Fund shares by the Target Fund to its shareholders in complete liquidation (in pursuance of the Reorganization Agreement) pursuant to Section 361(c)(1) of the Code.

  The tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Target Fund immediately prior to the transfer pursuant to Section 362(b) of the Code.

  The holding periods of the assets of the Target Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Target Fund pursuant to Section 1223(2) of the Code.

  No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of all of their Target Fund shares for the Acquiring Fund shares pursuant to Section 354(a) of the Code.

  The aggregate tax basis of the Acquiring Fund shares to be received by each shareholder of the Target Fund will be the same as the aggregate tax basis of Target Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

  The holding period of Acquiring Fund shares received by a shareholder of the Target Fund will include the holding period of the Target Fund shares exchanged therefor, provided that the shareholder held Target Fund shares as capital assets on the date of the exchange pursuant to Section 1223(1) of the Code.

  For purposes of Section 381 of the Code, the Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the Income Tax Regulations, the items of Target Fund described in Section 381(c) of the Code as if there had been no Reorganization, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and, if applicable, the Income Tax Regulations promulgated thereunder.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein, is for the benefit of the Target Fund, the Acquiring Fund and their respective shareholders, and may not be relied upon or cited by any other person or entity. We do not express any opinion as to any other U.S. federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Reorganization Agreement or otherwise. By way of illustration, and without limitation of the foregoing, we express no opinion regarding: (i) whether either the Target Fund or the Acquiring Fund qualifies or will qualify as a regulated investment company; (ii) the U.S. federal income tax consequences of the payment of certain

Selected International Fund
Davis International Fund
November 7, 2025

Reorganization expenses by Davis Selected Advisers, L.P. except in relation to the qualification of the Reorganization as a “reorganization” under Section 368(a) of the Code; (iii) the effect of the Reorganization on any shareholder of the Target Fund that is required to recognize unrealized gains or losses for U.S. federal income tax purposes under a mark-to-market system of accounting; (iv) whether accrued market discount, if any, on any market discount bonds held by the Target Fund will be required to be recognized as ordinary income under Section 1276 of the Code as a result of the Reorganization; (v) whether any gain or loss will be required to be recognized with respect to any Asset that constitutes stock in a passive foreign investment company (within the meaning of Section 1297(a) of the Code); and (vi) any state, local or foreign tax consequences of the Reorganization.

This opinion letter is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

No ruling or advisory opinion has been or will be sought from the IRS or any other taxing authority as to any of the matters discussed herein. The opinions set forth in this letter are based on current provisions of the Code, the Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of IRS, including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress, and the courts (as applicable), which change may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, including on a retroactive basis, would not adversely affect the accuracy of the opinions expressed herein.

We hereby consent to the filing of the form of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Greenberg Traurig, LLP